Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of StoneMor Partners GP LLC and Unitholders of StoneMor Partners L.P.

Bristol, Pennsylvania

We have audited the accompanying consolidated balance sheets of StoneMor Partners L.P., and subsidiaries (the “Company”), successor to Cornerstone Family Services, Inc., and subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, common stockholders’/partners’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of StoneMor Partners L.P. as of December 31, 2005 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company has restated its 2005 consolidated financial statements.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness.

Philadelphia, Pennsylvania

March 16, 2007, except with respect to the Consolidated Statements of Operations and “Segment Reporting and Related Information” included in Note 1, as to which the date is November 21, 2007.

/s/ Deloitte & Touche LLP

StoneMor Partners L.P.

Consolidated Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2006
	(as restated, see Note 2)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,925	$9,914
Accounts receivable, net of allowance	29,991	22,968
Prepaid expenses	2,420	2,801
Other current assets	1,316	2,533

Total current assets	40,652	38,216

LONG-TERM ACCOUNTS RECEIVABLE—net of allowance	33,672	36,878
CEMETERY PROPERTY	164,772	171,714
PROPERTY AND EQUIPMENT, net	27,091	29,027
MERCHANDISE TRUSTS, restricted, at fair value	113,432	147,788
PERPETUAL CARE TRUSTS, restricted, at fair value	136,719	168,631
DEFERRED FINANCING COSTS—net of accumulated amortization	1,985	1,242
DEFERRED SELLING AND OBTAINING COSTS	30,360	33,478
OTHER ASSETS	1,958	50

TOTAL ASSETS	$550,641	$627,024

LIABILITIES and PARTNERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$7,461	$11,345
Accrued interest	260	361
Current portion, long-term debt	641	1,388

Total current liabilities	8,362	13,094

LONG-TERM DEBT	86,304	102,104
DEFERRED CEMETERY REVENUES, net	167,035	196,103
MERCHANDISE LIABILITY	42,621	45,805

Total liabilities	304,322	357,106

COMMITMENTS AND CONTINGENCIES
NON-CONTROLLING INTEREST IN PERPETUAL CARE TRUSTS	136,719	168,631

PARTNERS’ EQUITY
General partner	1,549	1,381
Limited partners:
Common	73,053	71,700
Subordinated	34,998	28,206

Total partners’ equity	109,600	101,287

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$550,641	$627,024

See Accompanying Notes to the Consolidated Financial Statements.

StoneMor Partners L.P.

Successor to Cornerstone Family Services, Inc. (Predecessor)

Consolidated Statements of Operations

(in thousands, except per unit data)

	Cornerstone Family Services, Inc./ StoneMor Partners L.P.	StoneMor Partners L.P.
	2004	2005	2006
	(see Note 1)	(as restated, see Note 2)
Revenues:
Cemetery
Merchandise	$47,111	$54,421	$58,219
Services	18,865	19,346	25,555
Investment and other	21,329	24,095	25,221
Funeral home
Merchandise	765	1,200	2,696
Services	1,188	1,598	3,422

Total revenues	89,258	100,660	115,113

Costs and Expenses:
Cemetery cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	2,692	2,575	3,109
Merchandise and Services	9,682	11,323	11,583
Cemetery expense	19,648	20,942	24,344
Selling expense	19,158	20,072	23,186
General and administrative expense	9,797	10,553	12,801
Corporate overhead (including $433 in stock-based compensation in 2004, and $1,212 in 2006)	12,658	16,304	19,795
Depreciation and amortization	4,547	3,510	3,501
Funeral home expense
Merchandise	233	397	1,004
Services	809	1,082	2,285
Other	670	903	1,547

Total cost and expenses	79,894	87,661	103,155

OPERATING PROFIT	9,364	12,999	11,958
EXPENSES RELATED TO REFINANCING	4,200	—	—
INTEREST EXPENSE	9,480	6,457	7,491

INCOME BEFORE INCOME TAXES	(4,316)	6,542	4,467
INCOME TAXES:
State	663	587	438
Federal	(1,141)	1,250	989

Total income taxes	(478)	1,837	1,427

NET INCOME (LOSS)	$(3,838)	$4,705	$3,040

In 2004, supplemental information is for the period from September 20, 2004 to December 31, 2004:
Net income	$2,365	$4,705	$3,040
General partner’s interest in net income for the period	$47	$94	$60
Limited partners’ interest in net income for the period
Common	$1,159	$2,318	$1,549
Subordinated	$1,159	$2,293	$1,430
Net income per limited partner (common) unit (basic and diluted)	$.27	$.54	$.34
Weighted average number of limited partners’ units outstanding (basic and diluted)	8,480	8,526	8,831

StoneMor Partners L.P.

Successor to Cornerstone Family Services, Inc. (Predecessor)

Consolidated Statements of

Common Stockholders’ / Partners’ Equity

(in thousands)

	Common Stockholder’s Equity	Partners’ Equity				Total
		Limited Partners			General Partner
		Common	Subordinated	Total
Balance at December 31, 2003	$41,980	$—	$—	$—	$—	$41,980
Dividends paid in kind	(1,564)	—	—	—	—	(1,564)
Stock-based compensation	433	—	—	—	—	433
Net loss January 1, 2003 through September 19, 2004	(6,203)	—	—	—	—	(6,203)

Balance at September 19, 2004	34,646	—	—	—	—	34,646

Book value of net assets contributed to the partnership	(34,646)	3,931	29,511	33,442	1,204	—
Redeemable preferred stock of Cornerstone converted to limited liability company units	—	1,344	10,092	11,436	412	11,848
Proceeds from initial public offering, net of offering costs	—	71,713	—	71,713	—	71,713
Purchase of CFSI LLC common units	—	(5,255)	—	(5,255)	—	(5,255)
Net Income September 20, 2004 through December 31, 2004	—	1,159	1,159	2,318	47	2,365

Balance, December 31, 2004	—	72,892	40,762	113,654	1,663	115,317

Proceeds from units issued in acquisition	—	5,900	—	5,900	—	5,900
General partner contribution		—	—	—	120	120
Net Income (as restated see Note 2)	—	2,318	2,293	4,611	94	4,705
Cash distribution	—	(8,057)	(8,057)	(16,114)	(328)	(16,442)

Balance, December 31, 2005 (as restated see Note 2)	—	73,053	34,998	108,051	1,549	109,600

Proceeds from units issued in acquisition	—	5,875	—	5,875	—	5,875
General partner contribution	—	—	—	—	120	120
Net Income	—	1,549	1,430	2,980	60	3,040
Cash distribution	—	(8,777)	(8,222)	(16,999)	(347)	(17,346)

Balance, December 31, 2006	$—	$71,700	$28,206	$99,907	$1,381	$101,288

See Accompanying Notes to the Consolidated Financial Statements.

StoneMor Partners L.P.

Successor to Cornerstone Family Services, Inc. (Predecessor)

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2004	2005	2006
		(as restated, see Note 2)
OPERATING ACTIVITIES:
Net Income (Loss)	$(3,838)	$4,705	$3,040
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Cost of lots sold	5,071	4,274	4,605
Depreciation and amortization	4,547	3,510	3,501
Expenses related to refinancing	3,889	—	—
Stock-based compensation	433	—	1,212
Deferred income tax (benefit)	(1,415)	—	—
Other non cash	—	—	453
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	(2,038)	(1,878)	5,990
Allowance for doubtful accounts	(350)	313	1,225
Merchandise trusts	(1,333)	10,473	(3,517)
Prepaid expenses	(237)	(642)	(385)
Other current assets	(75)	(54)	(1,299)
Other assets	450	(274)	862
Accounts payable and accrued and other liabilities	(440)	1,024	2,720
Deferred cemetery revenue and deferred selling and obtaining costs	10,218	3,362	8,041
Merchandise liability	(7,397)	(7,224)	(8,109)

Net cash provided by operating activities	7,485	17,589	18,339

INVESTING ACTIVITIES:
Costs associated with potential acquisitions	—	(143)	(219)
Additions to cemetery property	(3,267)	(2,850)	(3,398)
Purchase of subsidiaries, net of common units issued	—	(10,101)	(11,040)
Divestiture of Funeral Home	—	—	2,091
Acquisitions of property and equipment	(2,620)	(2,192)	(2,059)

Net cash used in investing activities	(5,887)	(15,286)	(14,625)

FINANCING ACTIVITIES:
Cash distribution	—	(16,442)	(17,346)
Additional borrowings on long-term debt	85,048	8,048	17,522
Repayments of long-term debt	(135,763)	(1,400)	(1,021)
Sale of partner units	86,638	120	120
Purchase of CFSI LLC common units	(5,255)	—	—
Cost of financing activities	(23,346)	(178)	—

Net cash provided by (used in) financing activities	7,321	(9,852)	(725)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,919	(7,549)	2,989
CASH AND CASH EQUIVALENTS—Beginning of period	5,554	14,474	6,925

CASH AND CASH EQUIVALENTS—End of period	$14,474	$6,925	$9,914

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$9,980	$6,354	$7,390

Cash paid during the period for income taxes	$777	$1,068	$2,508

NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of limited partner units to fund cemetery acquisition	$—	$5,900	$5,875

See Accompanying Notes to the Consolidated Financial Statements.

1.    NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation.    On April 2, 2004, StoneMor Partners L.P. (“StoneMor” or the “Partnership”) was created to own and operate the cemetery and funeral home business conducted by Cornerstone Family Services Inc. and its subsidiaries (“Cornerstone”). On September 20, 2004, in connection with the initial public offering by the Partnership of common units representing limited partner interests, Cornerstone contributed to the Partnership substantially all of the assets, liabilities and businesses owned and operated by it, and then converted into CFSI LLC, a limited liability company. This transfer represented a reorganization of entities under common control and was recorded at historical cost. In exchange for these assets, liabilities and businesses, CFSI LLC received 564,782 common units and 4,239,782 subordinated units representing limited partner interests in the Partnership. The consolidated statements of operations for the year ended December 31, 2004 includes the operations of Cornerstone Family Services Inc. from January 1, 2004 through September 19, 2004 and StoneMor Partners L.P. from September 20, 2004 through December 31, 2004.

Cornerstone was founded in 1999 by members of our management team and a private equity investment firm, which we refer to as McCown De Leeuw, in order to acquire a group of 123 cemetery properties and 4 funeral homes. Since that time, Cornerstone acquired ten additional cemeteries and one funeral home, built two funeral homes and sold one cemetery.

Initial Public Offering.    On September 20, 2004, StoneMor completed its initial public offering of 3,675,000 common units at a price of $20.50 per unit representing 42.5% interest in us. On September 22, 2004, StoneMor sold an additional 551,250 common units to the underwriters in connection with the exercise of their over-allotment option and redeemed an equal number of common units from CFSI LLC at a cost of $5.3 million, making a total of 4,239,782 common units outstanding. Total gross proceeds from these sales were $86.6 million, before offering costs and underwriting discounts. The net proceeds to the Partnership, after deducting underwriting discounts but before paying offering costs, from these sales of common units was $80.8 million. As described in the partnership agreement, during the subordination period the subordinated units are not entitled to receive any distributions until the common units have received their minimum quarterly distribution plus any arrearages from prior quarters. The subordination period will end once the partnership meets certain financial tests described in the partnership agreement, but it generally cannot end before September 30, 2009. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. If the partnership meets certain financial tests described in the partnership agreement, 25% of the subordinated units can convert into common units on or after September 30, 2007 and an additional 25% can convert into common units on or after September 30, 2008. Concurrent with the initial public offering, the Partnership’s wholly owned subsidiary, StoneMor Operating LLC, and its subsidiaries (collectively “StoneMor LLC”), all as borrowers, issued new and sold $80.0 million in aggregate principal amount of senior secured notes in a private placement and entered into a $12.5 million revolving credit facility and a $22.5 million acquisition facility with a group of banks. The net proceeds of the initial public offering and the sale of senior secured notes were used to repay the debt and associated accrued interest of approximately $135.1 million, $15.7 million of fees and expenses associated with the initial public offering and the sale of senior secured notes. One-half of the net proceeds of the sale of common units upon the exercise of the over-allotment option was used to redeem an equal number of common units from CFSI LLC, and one-half has been reserved for general Partnership purposes. The proceeds received by the Partnership and its subsidiaries from the sales of common units and senior secured notes and the use of these proceeds is summarized as follows (in thousands):

Proceeds received:
Sale of 4,226,250 common units at $20.50 per unit	$86,638
Issuance of senior secured notes	80,000

Total proceeds received	$166,638
Use of proceeds from sale of common units
Underwriting discount	$5,849
Professional fees and other offering costs	9,542
Repayment of debt and accrued interest	56,361
Redemption of 551,250 units from CFSI LLC	5,255
Construction of mausoleum and lawn crypts, purchase of burial vault installation equipment, and reorganization taxes	5,098
Acquisition of cemetery and funeral home locations	4,533

Reserve for general partnership purposes	0

Total use of proceeds from the sale of common units	$86,638
Use of proceeds from the issuance of senior secured notes
Debt issuance costs	$1,076
Other related costs	215
Repayment of debt	78,709

Total use of proceeds from the issuance of senior secured notes	80,000

Total use of proceeds	$166,638

Summary of Significant Accounting Policies —Significant accounting policies followed by the Partnership, as summarized below, are in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation— The consolidated financial statements include the accounts of each of the Company’s subsidiaries and the operations of 7 managed cemeteries that the Company operates under long-term management contracts as of December 31, 2006. Prior to September 2004 the Company operated 12 cemeteries under management agreements and have subsequently converted five of these cemetery associations (one in September 2004 and 4 in April 2005) into for-profit entities owned by us and ceased operating these cemeteries under management agreements. Intercompany balances and transactions have been eliminated in consolidation.

Prior to March 31, 2004, the cemeteries that the Company operated under long term management contracts were consolidated in accordance with Emerging Issues Task Force (EITF) Issue No. 97-2, Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangement. Effective March 31, 2004, the Company adopted FIN 46R. The Company’s historical policy of consolidating these cemeteries did not change with the adoption of FIN 46R.

Total revenues derived from the cemeteries under long-term management contracts totaled approximately $19.7 million, $21.2 million and $21.8 million for the years ended December 31, 2004, 2005 and 2006, respectively.

Cemetery Operations—Sales of at-need cemetery interment rights, merchandise and services are recognized when the service is performed or merchandise is delivered. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements (SAB No. 104) and the retail land sales provisions of Statement of Financial Accounting Standards No. 66, Accounting for the Sale of Real Estate (SFAS No. 66), revenues from pre-need sales of burial lots and constructed mausoleum crypts are deferred until at least 10% of the sales price has been collected. At the time of the sale, an allowance for the customer cancellations is established, which reduces the amount of accounts receivable, net and deferred cemetery revenues, net or cemetery revenue recognized, based on management’s estimates of expected cancellations and historical experiences. Historically, the cancelled contracts represent approximately 10% of the pre-need sales (based on contract dollar amounts). Revenues from the pre-need sale of unconstructed mausoleum are deferred until at least 10% of the sales price has been collected, at which point revenues are recognized using the percentage-of-completion method of accounting, also in accordance with SFAS No. 66. Revenues related to the pre-need sale of merchandise and services are deferred until such merchandise is delivered (title has transferred to the customer and the merchandise is either installed or stored, at the direction of the customer, at the vendor’s warehouse or a third-party warehouse at no additional cost to us) or such services are performed.

The Company also defers certain pre-need cemetery and prearranged funeral direct obtaining costs that vary with and are primarily related to the acquisition of new pre-need cemetery and prearranged funeral business. Such costs are accounted for under the provisions of SFAS No. 60, Accounting and Reporting by Insurance Enterprises (SFAS No. 60) and are expensed as revenues are recognized.

Costs related to the sales of interment rights include property and other costs related to cemetery development activities that are specifically identified by project. At the completion of a project, costs are charged to operations as revenues are recognized. Costs related to merchandise and services are based on actual costs incurred or estimates of future costs necessary, including provisions for inflation when required.

The Company records a merchandise liability at the time it enters into a pre-need contract with a customer at the estimated cost to purchase the merchandise or provide the service. The merchandise liability is reduced when the Company makes payment for the merchandise and title to the merchandise is transferred to the customer.

Subsequently, the merchandise is either installed or stored, at the direction of the customer, at the vendor’s warehouse or a third-party warehouse at no additional cost to us. The merchandise liability is also reduced when the Company performs the contracted service. Allowances for customer cancellations arising from non-payment are provided at the date of sale based upon management’s estimates of expected cancellations and historical experience. Actual cancellation rates in the future may result in a change in estimate. Actual cancellations did not vary significantly from the estimates of expected cancellations at December 31, 2005 and December 31, 2006.

Pursuant to state law, a portion of the proceeds from cemetery merchandise or services sold on a pre-need basis is required to be paid into merchandise trusts. The Company defers investment earnings generated by the assets in these merchandise trusts (including realized gains and losses) until the associated merchandise is delivered or the services are performed. The fair value of the funds held in merchandise trusts at December 31, 2005 and December 31, 2006 was approximately $113.4 million and $147.8 million, respectively (see Note 6).

A portion of the proceeds from the sale of cemetery property is required by state law to be paid into perpetual care trusts. Earnings from the perpetual care trusts are recognized in current cemetery revenues and are used to defray cemetery maintenance costs, which are expensed as incurred. Funds held in perpetual care trusts at December 31, 2005 and December 31, 2006 were $136.7 million and $168.6 million, respectively (see Note 7).

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk—The Company’s revenues and accounts receivable relate to the sale of products and services to a customer base that is almost entirely concentrated in the states where the Company has cemeteries and funeral homes. The Company extends credit based on an evaluation of a customer’s financial condition and it retains a security interest in any merchandise sold pursuant to the pre-need contracts. The consolidated balance sheets contain a provision for cancellations arising from non-payment in amounts determined based on historical experience and the judgment of Company’s management.

Inventories—Inventories, classified as other current assets on the Company’s consolidated balance sheets, include cemetery and funeral home merchandise and are valued at the lower of cost or net realizable value. Cost is determined primarily on a specific identification basis on a first-in, first-out basis. Inventories were approximately $1.0 million at December 31, 2005 and approximately $2.2 million at December 31, 2006.

Cemetery Property—Cemetery property consists of developed and undeveloped cemetery property and constructed mausoleum crypts and lawn crypts and is valued at cost, which is not in excess of market value.

Property and Equipment—Property and equipment is recorded at cost and depreciated on a straight-line basis. Maintenance and repairs are charged to expense as incurred, whereas additions and major replacements are capitalized and depreciation is recorded over their estimated useful lives as follows:

Buildings and improvements	10 to 40 years
Furniture and equipment	5 to 10 years
Leasehold improvements	over the term of the lease

For the years ended December 31, 2005 and 2006, depreciation expense was $2.8 million and $2.7 million, respectively.

Deferred Cemetery Revenues, Net—Revenues and all cost of sales associated with pre-need sales of cemetery merchandise and services are deferred until the merchandise is delivered or the services are performed. In addition, investment earnings generated by the assets included in the merchandise trusts are deferred until the associated merchandise is delivered or the services are performed. Deferred cemetery revenues, net, also includes deferred revenues from pre-need sales that were entered into by entities prior to the acquisition of those entities by the Company, including entities that were acquired by Cornerstone upon its formation in 1999. The Company provides for a reasonable profit margin for these deferred revenues (deferred margin) to account for the future costs of delivering products and providing services on pre-need contracts that the Company acquired through acquisition. Deferred margin amounts are deferred until the merchandise is delivered or services are performed.

Merchandise Liability—Merchandise liability accounts for merchandise and services that have been contracted for but not yet delivered or performed. This liability is recorded at the estimated cost and is expensed to cost of goods sold as merchandise is delivered and services are performed.

Impairment of Long-Lived Assets—The Company monitors the recoverability of long-lived assets, including cemetery property, property and equipment and other assets, based on estimates using factors such as current market value, future asset utilization, business and regulatory climate and future undiscounted cash flow expected to result from the use of the related assets. The Company’s policy is to evaluate an asset for impairment when events or circumstances indicate that a long-lived asset’s carrying value may not be recovered. An impairment charge is recorded to write-down the asset to its fair value if the sum of future undiscounted cash flows is less than the carrying value of the asset.

Income Taxes—The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The tax effects of temporary differences between income for financial statement and income tax purposes are recognized in the financial statements. The differences arise primarily from receivables, purchase accounting adjustments and depreciation.

The Partnership’s corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

Net Income per Unit—Basic net income per unit is determined by dividing net income, after deducting the amount of net income allocated to the general partner interest from its issuance date of September 20, 2004, by the weighted average number of units outstanding during the period. Diluted net income per unit is calculated in the same manner as basic net income per unit, except that the weighted average number of outstanding units is increased to include the dilutive effect of outstanding unit options or phantom unit options.

New Accounting Pronouncements

Effective January 1, 2006, the Company adopted SFAS No. 123R, which replaces FASB Statement No. 123, “Accounting for Stock-Based Compensation” (FAS 123) and supercedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and its related implementation guidance. Prior to January 1, 2006, the Company did not have any outstanding stock-based employee compensation plans. See Note 12.

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation 48, Accounting for Uncertainty in Income Taxes: an interpretation of FASB Statement No. 109. Interpretation 48, which clarifies Statement 109, Accounting for Income Taxes, establishes the criterion that an individual tax position has to meet for some or all of the benefits of that position to be recognized in the Company’s financial statements. On initial application, Interpretation 48 will be applied to all tax positions for which the statute of limitations remains open. Only tax positions that meet the more-likely-than-not recognition threshold at the adoption date will be recognized or continue to be recognized. The cumulative effect of applying Interpretation 48 will be reported as an adjustment to retained earnings at the beginning of the period in which it is adopted. Interpretation 48 is effective for fiscal years beginning after December 15, 2006, and will be adopted by the Company in the first quarter of 2007. The Company currently does not believe that the adoption of Interpretation 48 will have a significant effect on its financial statements or its ability to comply with its current debt covenants.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“ FAS 157”). FAS 157 defines fair value, establishes a market-based framework or hierarchy for measuring fair value, and expands disclosures about fair value measurements. FAS 157 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. FAS 157 does not expand or require any new fair value measures, however the application of this statement may change current practice. The requirements of FAS 157 are effective for our fiscal year beginning January 1, 2008. We are in the process of evaluating this guidance and therefore have not yet determined the impact that FAS 157 will have on our financial statements upon adoption.

In September 2006, the SEC released SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. The provisions of SAB 108 became effective beginning November 15, 2006 for us. The impact of SAB 108 in the future depends on the nature and extent of any prior year misstatements. The Company utilized the guidance in SAB 108 to determine the effect of the prior year misstatement.

In February 2007, the FASB issued SFAS No. 159, Establishing the Fair Value Option for Financial Assets and Liabilities, to permit all entities to choose to elect to measure eligible financial instruments at fair value. SFAS No. 159 applies to fiscal years beginning after November 15, 2007, with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157, Fair Value Measurements. An entity is prohibited from retrospectively applying SFAS No. 159, unless it chooses early adoption of SFAS No. 157. The Company is currently evaluating the impact of SFAS No. 159 on the consolidated financial statements.

Use of Estimates—Preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting periods. As a result, actual results could differ from those estimates. The most significant estimates in the financial statements are the allowance for cancellations, merchandise liability, deferred margin, deferred merchandise trust investment earnings, deferred obtaining costs and income taxes. Deferred margin, deferred merchandise trust investment earnings and deferred obtaining costs are included in deferred cemetery revenues, net, on the consolidated balance sheets.

Segment Reporting and Related Information— The Company historically had two operating segments, cemeteries and funeral homes. Since funeral homes account for less than 10% of each identifying criteria, funeral home operating results were aggregated within the cemetery classification for purposes of segment reporting and disclosed as one segment, death care services. In conjunction with its September 2006 acquisition of 21 cemeteries and 14 funeral homes from Service Corporation International and as part of its strategic planning, the Company continuously conducts marketing studies of its potential customers. Additionally, the Company expects to grow not only through cemetery, but also through funeral home, acquisitions in the future. For these reasons, the Company has decided to add to its segment information the details of its funeral homes and has disaggregated its cemeteries into three distinct classifications. The factors used to identify our reportable segments (classifications), designated as West, Southeast, and Northeast, have been identified by the nature of our customers served in each marketplace. As cremation is on the rise and the Company has with its most recent acquisitions entered the states of Oregon, Washington, and Colorado, it has established a Western Region where cremation rates are projected to be high (in Washington and Oregon, 65% of burials). Statistics indicate that customers who select cremation have certain attributes. The other two regions, Southeast and Northeast, have significantly lower cremation rates and customers with different attributes than the West. Cremation rates in Alabama and Kentucky, for instance, are only projected to be 12%, while cremation rates in the Northeast fall generally between the other two regions. The Company has different regional sales managers, maintenance superintendents, and administrative supervisors in each region. As such, the Company has determined that due to the nature of customer behavior, which is consistent in the geographic regions described above, it has chosen to organize its enterprise and to aggregate its cemeteries and funeral homes, which it has determined are individual segments, in this manner.

Disclosure of reported segment operating results:

For the year ended December 31, 2004:

STONEMOR PARTNERS LP

SEGMENT FOOTNOTE INFORMATION

FOR THE YEAR ENDED DECEMBER 31, 2004

	CEMETERIES			FUNERAL HOMES
	SOUTHEAST	NORTHEAST	WEST		CORPORATE	ADJUSTMENT	TOTAL
	(in thousands)
REVENUES
SALES	$33,909	$28,638	$—	$—	$31	$(10,176)	$52,402
SERVICES AND OTHER	16,553	23,524	—	—		(5,174)	34,903
FUNERAL HOME	—	—	—	1,953	—	—	1,953

TOTAL REVENUES	50,462	52,162	—	1,953	31	(15,350)	89,258

COSTS AND EXPENSES
COST OF SALES	6,908	6,105	—	—	21	$(660)	12,374
SELLING	11,542	10,000	—	—	—	(2,384)	19,158
CEMETERY	8,499	11,264	—	—	(129)	14	19,648
GENERAL AND ADMINISTRATIVE	4,814	4,780	—	—	199	4	9,797
FUNERAL HOME EXPENSE	—	—	—	1,712	—	—	1,712
CORPORATE EXPENSE	—	—	—	—	12,658	—	12,658

TOTAL COST & EXPENSES	31,763	32,149	—	1,712	12,749	(3,026)	75,347

OPERATING EARNINGS	18,699	20,013	—	241	(12,718)	(12,324)	13,911

INTEREST EXP	4,913	4,283	—	229	—	—	9,480
EXPENSES RELATED TO REFINANCING	—	—	—	—	4,200	—	4,200
DEPRECIATION	1,484	1,483	—	284	1,351	—	4,547

EARNINGS BEFORE TAXES (LOSS)	$12,302	$14,247	$—	$(272)	$(18,269)	$(12,324)	$(4,316)

SUPPLEMENTAL INFORMATION
TOTAL ASSETS	$228,314	$271,871	$—	$4,443	$18,464	$—	$523,092

AMORTIZATION OF CEMETERY PROPERTY	$567	$733	$—	$—	$—	$(133)	$1,167

ADDITIONS TO LONG-LIVED ASSETS	$934	$496	$—	$32	$91	$—	$1,553

For the year ended December 31, 2005:

STONEMOR PARTNERS LP

SEGMENT FOOTNOTE INFORMATION

FOR THE YEAR ENDED DECEMBER 31, 2005

	CEMETERIES			FUNERAL HOMES
	SOUTHEAST	NORTHEAST	WEST		CORPORATE	ADJUSTMENT	TOTAL
	(in thousands)
REVENUES
SALES	$34,852	$30,826	$—	$—	$—	$(5,783)	$59,895
SERVICES AND OTHER	15,136	23,113	—	—	1	(283)	37,967
FUNERAL HOME	—	—	—	2,798	—	—	2,798

TOTAL REVENUES	49,988	53,939	—	2,798	1	(6,066)	100,660

COSTS AND EXPENSES
COST OF SALES	7,736	6,782	—	—	—	$(620)	13,898
SELLING	11,143	9,781	—	—	659	(1,511)	20,072
CEMETERY	9,213	11,705	—	—	24	—	20,942
GENERAL AND ADMINISTRATIVE	5,359	5,154	—	—	40	—	10,553
FUNERAL HOME EXPENSE	—	—	—	2,382	—	—	2,382
CORPORATE EXPENSE	—	—	—	—	16,304	—	16,304

TOTAL COST & EXPENSES	33,451	33,422	—	2,382	17,027	(2,131)	84,151

OPERATING EARNINGS	16,537	20,517	—	416	(17,026)	(3,935)	16,509

INTEREST EXP	3,466	2,911	—	80	—	—	6,457
DEPRECIATION	1,273	1,065	—	159	1,013	—	3,510

EARNINGS BEFORE TAXES (LOSS)	$11,798	$16,541	$—	$177	$(18,039)	$(3,935)	$6,542

SUPPLEMENTAL INFORMATION
TOTAL ASSETS	$255,468	$277,443	$—	$9,202	$8,528	$—	$550,641

AMORTIZATION OF CEMETERY PROPERTY	$2,736	$2,652	$—	$—	$—	$472	$5,860

ADDITIONS TO LONG-LIVED ASSETS	$3,566	$1,706	$—	$2,847	$248	$—	$8,366

For the year ended December 31, 2006:

STONEMOR PARTNERS LP

SEGMENT FOOTNOTE INFORMATION

FOR THE YEAR ENDED DECEMBER 31, 2006

	CEMETERIES			FUNERAL HOMES
	SOUTHEAST	NORTHEAST	WEST		CORPORATE	ADJUSTMENT	TOTAL
	(in thousands)
REVENUES
SALES	$43,177	$34,218	$1,021	$—	$—	$(11,565)	$66,851
SERVICES AND OTHER	19,646	23,453	548	—	—	(1,503)	42,144
FUNERAL HOME	—	—	—	6,118	—	—	6,118

TOTAL REVENUES	62,823	57,671	1,569	6,118	—	(13,068)	115,113

COSTS AND EXPENSES
COST OF SALES	9,358	7,376	230	—	—	$(2,272)	14,692
SELLING	14,537	11,145	310	—	—	(2,806)	23,186
CEMETERY	11,214	12,495	635	—	—	—	24,344
GENERAL AND ADMINISTRATIVE	6,612	5,948	241	—	—	—	12,801
FUNERAL HOME EXPENSE	—	—	—	4,836	—	—	4,836
CORPORATE EXPENSE	—	—	—	—	19,795	—	19,795

TOTAL COST & EXPENSES	41,721	36,964	1,416	4,836	19,795	(5,078)	99,654

OPERATING EARNINGS	21,102	20,707	153	1,282	(19,795)	(7,990)	15,459

INTEREST EXP	3,787	3,183	97	424	—	—	7,491
DEPRECIATION	1,258	1,015	1	252	975	—	3,501

EARNINGS BEFORE TAXES (LOSS)	$16,057	$16,509	$55	$606	$(20,770)	$(7,990)	$4,467

SUPPLEMENTAL INFORMATION
TOTAL ASSETS	$279,604	$285,978	$40,994	$10,622	$9,826	$—	$627,024

AMORTIZATION OF CEMETERY PROPERTY	$2,856	$2,419	$14	$—	$—	$(1)	$5,288

ADDITIONS TO LONG-LIVED ASSETS	$3,307	$903	$799	$2,692	$192	$—	$7,894

Results of individual business units are presented based on our management accounting practices and management structure. There is no comprehensive, authoritative body of guidance for management accounting equivalent to accounting principles generally accepted in the United States of America; therefore, the financial results of individual business units are not necessarily comparable with similar information for any other company. The management accounting process uses assumptions and allocations to measure performance of the business units. Methodologies are refined from time to time as management accounting practices are enhanced and businesses change. Revenues and associated expenses are not deferred in accordance with SAB No. 104 therefore, the deferral of these revenues and expenses is provided in the adjustment column to reconcile the Company’s managerial financial statements to those prepared in accordance with accounting principles generally accepted in the United States of America. Pre-need sales revenues included within the sales category consist primarily of the sale of burial lots, burial vaults, mausoleum crypts, grave markers and memorials, and caskets. Management accounting practices included in the Southeast, Northeast, and Western Regions reflect these pre-need sales when contracts are signed by the customer and accepted by the Company. Pre-need sales reflected in the consolidated financial statements, prepared in accordance with Generally Accepted Accounting Principals, recognize revenues for the sale of burial lots and mausoleum crypts when the product is constructed and at least 10% of the sales price is collected. With respect to the other products, the consolidated financial statements prepared under Generally Accepted Accounting Principles recognize sales revenues when the criteria for delivery under SAB No. 104 are met. These criteria include, among other things, purchase of the product, delivery and installation of the product in the ground, and transfer of title to the customer. In each case, costs are accrued in connection with the recognition of revenues; therefore, the consolidated financial statements reflect Deferred Cemetery Revenue, Net and Deferred Selling and Obtaining Costs on the balance sheet, whereas the Company’s management accounting practices exclude these items.

Management evaluates results of operations of the business units before income taxes because it believes this is a more meaningful representation of the operating performance of its segments. This before tax presentation is closely aligned with the management and operating structure of our company. It is also on this basis that the Company’s performance is evaluated internally.

2.    RESTATEMENT OF FINANCIAL STATEMENTS

Subsequent to the issuance of the December 31, 2005 Consolidated Financial Statements, the Company discovered a lack of functionality in its automated systems relating to revenue recognition from the installation of pre-need burial vaults. The Company determined that it had not recognized revenue on some of the pre-need burial vaults that had been previously installed. As a result the consolidated financial statements for the year ended December 31, 2005 have been restated.

The following is a summary of the impact of the restatement on the consolidated financial statements as of and for the year ended December 31, 2005.

	Consolidated Statement of Income
	(in thousands)
	As Previously Reported	Adjustment	As Restated
Year ended December 31, 2005:
Cemetery revenues	$96,927	$935	$97,862
Cost of goods sold, merchandise	5,337	126	5,463
Selling expense	19,878	194	20,072
Operating profit	12,384	615	12,999
Net income	$4,090	$615	$4,705
General partners’ interest in net income for the period	82	12	94
Limited partners’ interest in net income for the period, common	2,015	303	2,318
Limited partners’ interest in net income for the period, subordinated	1,993	300	2,293
Net income per limited partner (common) unit (basic and diluted)	$0.47	$0.07	$0.54

	Consolidated Balance Sheet
	(in thousands)
	As Previously Reported	Adjustment	As Restated
At December 31, 2005:
Deferred Selling and Obtaining Costs	$30,554	$(194)	$30,360
Total Assets	550,835	(194)	550,641
Deferred Cemetery Revenues, net	167,844	(809)	167,035
Total Liabilities	305,131	(809)	304,322
General partners’ equity	1,537	12	1,549
Limited partners’ equity, common	72,750	303	73,053
Limited partners’ equity, subordinated	34,698	300	34,998
Total Liabilities and Partners’ Equity	$550,835	$(194)	$550,641

	Consolidated Statement of Cash Flow
	(in thousands)
	As Previously Reported	Adjustment	As Restated
Year ended December 31, 2005:
Operating Activities
Net income	$4,090	$615	$4,705
Deferred cemetery revenue and deferred selling and obtaining costs	3,977	(615)	3,362
Net cash provided in operating activities	17,589	—	17,589

See note 16—Quarterly Results of Operations (Unaudited) for additional restatement information.

3.    LONG-TERM ACCOUNTS RECEIVABLE, NET OF ALLOWANCE

Long-term accounts receivable, net, consists of the following:

	Year Ended December 31,
	2005	2006
	(in thousands)
Customer receivables	$80,755	$81,584
Unearned finance income	(7,831)	(9,495)
Allowance for contract cancellations	(9,261)	(12,243)

	63,663	59,846
Less: current portion—net of allowance	29,991	22,968

Long-term portion—net of allowance	$33,672	$36,878

Activity in the allowance for contract cancellations is as follows:

	Year Ended December 31,
	2004	2005	2006
	(in thousands)
Balance—Beginning of period	$8,806	$8,948	$9,261
Reserve on acquired contracts	—	—	926
Provision for cancellations	6,681	6,490	8,363
Charge-offs—net	(6,539)	(6,177)	(6,307)

Balance—End of period	$8,948	$9,261	$12,243

4.    CEMETERY PROPERTY

Cemetery property consists of the following:

	Year Ended December 31,
	2005	2006
	(in thousands)
Developed land	$21,165	$21,981
Undeveloped land	110,556	114,175
Mausoleum crypts and lawn crypts	33,051	35,558

Total	$164,772	$171,714

5.    PROPERTY AND EQUIPMENT

Major classes of property and equipment are as follows:

	Year Ended December 31,
	2005	2006
	(in thousands)
Building and improvements	$26,242	$29,202
Furniture and Equipment	20,784	21,966

	47,026	51,168
Less: accumulated depreciation	(19,935)	(22,141)

Property and Equipment—net	$27,091	$29,027

6.    PRE-NEED MERCHANDISE AND SERVICES, AND MERCHANDISE TRUSTS.

Cemetery—In connection with the pre-need sale of cemetery interment rights, merchandise and services, the customer typically enters into an installment contract with the Company. The contract is usually for a period not to exceed 60 months with payments of principal and interest required. Interest is imputed for contracts that do not bear a market rate of interest (at a rate of 6.75% during the year ended December 31, 2005 and 8.75% for the year ended December 31, 2006). The Company establishes an allowance for cancellations due to non-payment at the date of sale based on historic experience and management’s estimates. The allowance is reviewed quarterly and changes in estimates are reflected for current and prior contracts as a result of recent cancellation experience. Actual cancellation rates in the future may result in a change in estimate.

The Company evaluates the collectibility of the assets held in merchandise trusts for impairment when the fair values of the assets are below the recorded asset balance. Assets are deemed to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts from the merchandise trust at the time such amounts are due. In those instances when the amount is deemed to be impaired, the merchandise trust is reduced to the currently estimated recoverable amount with a corresponding reduction to the associated deferred cemetery revenues balance. There is no income statement impact as long as deferred revenues are not below the estimated costs to deliver the underlying products or services. If the deferred revenue were to decrease below the estimated cost to deliver the underlying products or services, the Company would record a charge to earnings.

The Company deposited $15,696 and $30,917 into and withdrew $32,363 and $27,400 from the trusts during the year ended December 31, 2005 and December 31, 2006, respectively.

At December 31, 2005, the cost and market value associated with the assets held in merchandise trusts follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(In Thousands)
Short-term investment	$11,651	$—	$—	$11,651
Fixed maturities:
U.S. Government and federal agency	2,408	1	(48)	2,361
U.S. State and local government agency	1,946	1	(10)	1,937
Corporate debt securities	4,113	10	(133)	3,990
Other debt securities	47,212	59	(759)	46,512

Total fixed maturities	55,679	71	(950)	54,800

Equity securities	47,944	1,192	(2,155)	46,981

Total	$115,274	$1,263	$(3,105)	$113,432

An aging of unrealized losses on the Company’s investments in fixed maturities and equity securities at December 31, 2005 is presented below:

	Less than 12 months		12 Months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Fixed maturities:
U.S. Government and federal agency	$1,508	$19	$681	$29	$2,189	$48
U.S. State and local government agency	987	8	512	2	1,499	10
Corporate debt securities	2,294	100	1,031	33	3,325	133
Other debt securities	11,750	419	15,284	340	27,034	759

Total fixed maturities	16,539	546	17,508	404	34,047	950

Equity securities	31,193	2,138	292	17	31,485	2,155

Total	$47,732	$2,684	$17,800	$421	$65,532	$3,105

At December 31, 2006, the cost and market value associated with the assets held in merchandise trusts were as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(In Thousands)
Short-term investment	$19,423	$—	$—	$19,423
Fixed maturities:
U.S. Government and federal agency	3,572	7	(47)	3,532
U.S. State and local government agency	2,453	6	(33)	2,426
Corporate debt securities	3,875	62	(26)	3,911
Other debt securities	56,737	558	(1,067)	56,228

Total fixed maturities	66,637	633	(1,173)	66,097

Equity securities	57,471	5,365	(568)	62,268

Total	$143,531	$5,998	$(1,741)	$147,788

An aging of unrealized losses on the Company’s investments in fixed maturities and equity securities at December 31, 2006 is presented below:

	Less than 12 months		12 Months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Fixed maturities:
U.S. Government and federal agency	$1,134	$10	$1,215	$37	$2,349	$47
U.S. State and local government agency	740	14	990	19	1,730	33
Corporate debt securities	838	14	741	12	1,579	26
Other debt securities	25,724	75	11,293	992	37,017	1,067

Total fixed maturities	28,436	113	14,239	1,060	42,675	1,173

Equity securities	7,734	410	3,895	158	11,629	568

Total	$36,170	$523	$18,134	$1,218	$54,304	$1,741

The Company considers various factors when considering if a decline in fair value of an asset is other than temporary, including but not limited to the length of time and magnitude of the unrealized loss; the volatility of the investment; the credit ratings of the issuers of the investments; and the Company’s intentions to sell or ability to hold the investments. At December 31, 2006 the Company has concluded that the declines in the fair values of the Company’s investments in fixed maturities and equity securities held by the merchandise trusts are temporary.

During the year ended December 31, 2006, purchases and sales of available for sale securities included in trust investments were $50,906 and $34,813, respectively. During the year ended December 31, 2005, purchases and sales of available for sale securities included in trust investments were $184,027 and $198,543 respectively.

The realized investment earnings recognized in the consolidated statements of operations as cemetery revenues related to these merchandise trusts were $5.0 million, $6.4 million and $6.0 million, for the years ended December 31, 2004, 2005 and 2006, respectively.

Funeral Home—Prearranged funeral home services provide for future funeral home services generally determined by prices prevailing at the time that the contract is signed. A portion of the payments made under funeral home pre-need contracts is placed in funeral trusts. Amounts used to defray the initial cost of administration are not placed in trust. The balance of the amounts in the trusts totaled approximately $1.6 million at December 31, 2005 and approximately $1.8 million at December 31, 2006 and is included within the merchandise trusts above. Funeral trust principal, together with investment earnings retained in trust, are deferred until the service is performed. Upon performance of the contracted funeral home service, the Company recognizes the funeral trust principal amount together with the accumulated trust earnings as funeral home revenues.

7.    PERPETUAL CARE TRUSTS.

At December 31, 2005 the cost and market value associated with the assets held in perpetual care trust were as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(In Thousands)
Short-term investment	$13,400	$—	$—	$13,400
Fixed maturities:
U.S. Government and federal agency	3,988	9	(69)	3,928
U.S. State and local government agency	1,673	11	(13)	1,671
Corporate debt securities	14,609	212	(271)	14,550
Other debt securities	66,392	535	(300)	66,627

Total fixed maturities	86,662	767	(653)	86,776

Equity Securities	34,993	1,882	(332)	36,543

Total	$135,055	$2,649	$(985)	$136,719

An aging of unrealized losses on the Company’s investments in fixed maturities and equity securities at December 31, 2005 held in perpetual care trusts is presented below:

	Less than 12 months		12 Months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Fixed maturities:
U.S. Government and federal agency	$2,548	$43	$878	$26	$3,426	$69
U.S. State and local government agency	489	2	496	11	985	13
Corporate debt securities	6,384	192	2,793	79	9,177	271
Other debt securities	27,431	300	—	—	27,431	300

Total fixed maturities	36,852	537	4,167	116	41,019	653

Equity Securities	9,559	331	44	1	9,603	332

Total	$46,411	$868	$4,211	$117	$50,622	$985

At December 31, 2006 the cost and market value associated with the assets held in perpetual care trust were as follows:

	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Market
	(In Thousands)
Short-term investment	$18,092	$—	$—	$18,092
Fixed maturities:
U.S. Government and federal agency	6,239	19	(45)	6,213
U.S. State and local government agency	5,082	22	(20)	5,084
Corporate debt securities	14,796	337	(67)	15,066
Other debt securities	73,471	1,857	(84)	75,244

Total fixed maturities	99,588	2,235	(216)	101,607

Equity Securities	43,966	5,082	(116)	48,932

Total	$161,646	$7,317	$(332)	$168,631

An aging of unrealized losses on the Company’s investments in fixed maturities and equity securities at December 31, 2006 held in perpetual care trusts is presented below:

	Less than 12 months		12 Months or more		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
	(In Thousands)
Fixed maturities:
U.S. Government and federal agency	$1,243	$21	$1,219	$24	$2,462	$45
U.S. State and local government agency	2,167	12	304	8	2,471	20
Corporate debt securities	3,032	32	2,583	35	5,615	67
Other debt securities	18,724	84	—	—	18,724	84

Total fixed maturities	25,166	149	4,106	67	29,272	216

Equity Securities	1,307	14	4,024	102	5,331	116

Total	$26,473	$163	$8,130	$169	$34,603	$332

The Company considers various factors when considering if a decline in fair value of an asset is other than temporary, including but not limited to the length of time and magnitude of the unrealized loss; the volatility of the investment; the credit ratings of the issuers of the investments; and the Company’s intentions to sell or ability to hold the investments. At December 31, 2006 the Company has concluded that the declines in the fair values of the Company’s investments in fixed maturities and equity securities held in perpetual care trusts are temporary.

The Company deposited $5,144 and $4,315 into and withdrew $7,828 and $7,315 from the trusts during the year ended December 31, 2006 and December 31, 2005, respectively.

During the year ended December 31, 2006, purchases and sales of available for sale securities included in trust investments were $55,261 and $42,004, respectively. During the nine months ended December 31, 2005, purchases and sales of available for sale securities included in trust investments were $59,361 and $63,247, respectively.

The Company recorded income from perpetual care trusts of $7.2 million, $7.7 million and $9.5 million for the years ended December 31, 2004, 2005 and 2006, respectively. This income is classified as cemetery revenues in the consolidated statements of operations.

8.    LONG-TERM DEBT

The following is a summary of debt outstanding at:

	December 31,
	2005	2006
	(In Thousands)
Vehicle Financing	$—	$50
Insurance premium financing, due in installments through September 2007 (4.75%)	437	433
Covenants not to compete due through August 2007 (non-interest bearing)	258	59
Acquisition Credit Line, due September 2009 (interest rate—Libor + 3.5%)	5,250	15,550
Revolving Credit Line, due September 2009 (interest rate—Libor + 3.5%)	1,000	7,400
Senior secured notes, due 2009 (interest rate—7.66%)	80,000	80,000

Total	86,945	103,492
Less current portion	641	1,388

Long-term portion	$86,304	$102,104

On March 31, 1999, the Company entered into a $200.0 million credit facility with a group of banks and Wachovia Bank, formerly First Union National Bank, as administrative and collateral agent. The credit facility consisted of a $100.0 million term loan and a $100.0 million revolving credit facility. The proceeds of the term loan and $27.5 million of the revolving credit facility were used by the Company to finance the acquisition of 123 cemeteries and 4 funeral homes from The Loewen Group, Inc.

On April 8, 2004, the Company amended and restated its credit agreement. This amendment extended the Company’s then existing revolving credit facility maturity date to June 2005 from September 2004. This amendment also changed the quarterly principal payments on the term loan from $7.5 million per quarter beginning June 2004 through March 31, 2005 and $21.5 million per quarter beginning April 1 through December 31, 2005 with the balance to be paid in full March 31, 2006 to $1.25 million due on March 2004 and $2.0 million due quarterly from June 2004 through March 2005 with the remainder due June 2005. The Company paid approximately $1.4 million in fees to the banks in connection with this refinancing.

On September 20, 2004, concurrent with the closing of the Partnership’s initial public offering, StoneMor LLC issued and sold $80.0 million aggregate principal amount of senior secured notes. The senior secured notes bear interest at a rate of 7.66% per annum and mature in 2009. The senior secured notes rank pari passu with all of the Company’s other senior secured debt, including the revolving credit facility and the acquisition facility, subject to the description of the collateral securing the senior secured notes described below. The senior secured notes are guaranteed by the Partnership, the general partner of the Partnership and any future subsidiaries of StoneMor Operating LLC. Obligations under the senior secured notes are secured by a first priority lien and security interest covering substantially all of the assets of the issuers of the senior secured notes, whether then owned or thereafter acquired, other than specified receivable rights and a second priority lien and security interest covering those specified receivable rights, each as described above, of such issuers, whether then owned or thereafter acquired.

On September 20, 2004, concurrent with the closing of the Partnership’s initial public offering, StoneMor LLC entered into a new $35.0 million credit facility with a group of banks. This credit facility consists of a $12.5 million revolving credit line and a $22.5 million acquisition line of credit. Borrowings under the revolving credit line were due and payable on September 20, 2007, and borrowings under the acquisition line of credit were due and payable on September 20, 2008. On September 28, 2006, the Company entered into a second amendment of the credit facility which extended the due date on both lines of credit to September 20, 2009. Depending on the type of loan, this credit facility bears interest at the Base Rate or the Eurodollar Rate, plus applicable margins ranging from 0.00% to 1% and 2.5% to 3.5% per annum, respectively, depending on our ratio of total debt to consolidated EBIDTA, as defined. The Base Rate is the higher of the federal funds rate plus 0.05% or the prime rate announced by Fleet National Bank, a Bank of America Company. The Eurodollar Rate is to be determined by the administrative agent according to the credit facility. As of December 31, 2006, we had outstanding borrowings of $7.4 million under our revolving credit line and $15.6 million outstanding under our acquisition line of credit.

Borrowings under the credit facility rank pari passu with all of our other senior secured debt, including the senior secured notes, subject to the description of the collateral securing the credit facility described below. The Partnership and the general partner of the Partnership guarantee borrowings under the credit facility.

Our obligations under the revolving facility are secured by a first priority lien and security interest in specified receivable rights, whether then owned or thereafter acquired, of the borrower and the guarantors and by a second priority lien and security interest in substantially all assets other than those receivable rights of the borrower and the guarantors, excluding trust accounts and certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts, our general partner’s interest in the Partnership and our general partner’s incentive distribution rights under the Partnership’s partnership agreement. These assets secure the acquisition facility and our senior secured notes. The specified receivable rights include all accounts and other rights to payment arising under customer contracts or agreements (other than amounts required to be deposited into merchandise and perpetual care trusts) or management agreements, and all inventory, general intangibles and other rights reasonably related to the collection and performance of these accounts and rights to payment.

Our obligations under the acquisition facility are secured by a first priority lien and security interest in substantially all assets, whether then owned or thereafter acquired, other than specified receivable rights of the borrower and the guarantors, excluding trust accounts and certain proceeds required by law to be placed into such trust accounts and funds held in trust accounts, our general partner’s interest in the Partnership and our general partner’s incentive distribution rights under the Partnership’s partnership agreement, and a secondary priority lien and security interest in those specified receivable rights of the borrower and the guarantors. The senior secured notes share pari passu in the collateral securing the acquisition facility.

The agreements governing the revolving credit facility, the acquisition line of credit and the senior secured notes contain restrictive covenants that, among other things, prohibit distributions upon defined events of default, restrict investments and sales of assets and require us to maintain certain financial covenants, including specified financial ratios. As of December 31, 2006, the Company was in compliance with all debt covenants.

In September 2004, the remaining deferred financing cost associated with the previous outstanding debt was expensed in the amount of $3.9 million. Deferred financing cost relating to our credit facility and senior secured notes totaled approximately $1.2 million at December 31, 2006.

9.    INCOME TAXES

Effective with the closing of the Partnership’s initial public offering on September 20, 2004 (see Note 1), the Company was no longer a taxable entity for federal and state income tax purposes; rather, the Partnership’s tax attributes (except those of its corporate subsidiaries) are to be included in the individual tax returns of its partners.

The tax on our net income is borne by our general and limited partners. Net income for financial statement purposes may differ significantly from the taxable income of our partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities and the taxable income allocation requirements under our partnership agreement. The aggregate difference in the basis of our net assets for financial and tax reporting purposes cannot be readily determined because information regarding each partners tax attributes is not available to us.

The tax returns of the Partnership are subject to examination by state and federal tax authorities. If such examinations result in changes to taxable income, the tax liability of the partners could be changed accordingly.

The Partnership’s corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Management periodically evaluates all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is still needed. In 2006, it concluded, based on the projected allocations of taxable income, the Partnership’s corporate subsidiaries, will more likely than not realize a partial benefit from its deferred tax assets and loss carryforwards. Ultimate realization of the deferred tax asset is dependent upon, among other factors, the Partnership’s corporate subsidiaries’ ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.

Components of the income tax provision (benefit) applicable to continuing operations for federal and state taxes are as follows:

	Year Ended December 31,
	2004	2005	2006
	(in thousands)
Taxes Payable:
Federal	$98	$1,250	$989
State	839	587	438

Total	937	1,837	1,427
Deferred Income Taxes (Benefit):
Federal	(1,239)	—	—
State	(176)	—	—

Total	(1,415)	—	—

Total tax (benefit)	$(478)	$1,837	$1,427

The difference between the statutory federal income tax and our effective income tax is summarized as follows:

	Year Ended December 31,
	2004	2005	2006
Computed tax provision at the applicable statutory income tax rate	$(1,441)	$2,074	$1,563
State and local taxes net of federal income tax benefit	663	381	285
Tax exempt (income) loss	296	217	(538)
Acquisition Interest	(224)	—	—
Change in valuation allowance	14,599	1,304	2,837
Change in deferred taxes due to conversion to partnership	(13,747)	—	—
Partnership earnings not subject to tax	(624)	(2,532)	(2,687)
Other	—	393	(33)

Income taxes (benefit)	$(478)	$1,837	$1,427

Deferred tax assets and liabilities result from the following (in thousands):

	December 31,
	2005	2006
	(in thousands)
Deferred tax assets:
Property plant and equipment	$—	$142
Deferred revenue	5,399	3,995
Prepaid expenses	1,798	2,506
State net operating loss	2,733	5,705
Federal net operating loss	12,375	13,208
Alternative minimum tax credit	63	36
FAS 115 adjustment	743	—
Valuation allowance	(19,373)	(16,212)

Total deferred tax assets	3,738	9,380
Deferred tax liabilities:
Property plant and equipment	381	—
FAS 115 Adjustment	—	1,715
Deferred cost adjustment	2,193	1,977
Acquisition	1,164	5,688

Total deferred tax liabilities	3,738	9,380

Net deferred tax liabilities	$—	$—

We had available, at December 31, 2006, approximately $36,000 of alternative minimum tax credit carryforwards, which are available indefinitely, and $40.9 million of federal net operating loss carryforwards, which will begin to expire in 2019 and $74.2 in state net operating losses which will begin to expire in 2006.

10.    DEFERRED CEMETERY REVENUES—NET / DEFERRED SELLING AND OBTAINING COSTS

In accordance with SAB No. 104, the Company defers the revenues and all direct costs associated with the sale of pre-need cemetery merchandise and services until the merchandise is delivered or the services are performed. The Company also defers the costs to obtain new pre-need cemetery and new prearranged funeral business as well as the investment earnings on the prearranged services and merchandise trusts (see Note 1).

At December 31, 2005 and December 31, 2006, deferred cemetery revenues, net, consisted of the following:

	December 31,
	2005	2006
	(In Thousands)
Deferred cemetery revenue	$135,457	$149,327
Deferred merchandise trust revenue	22,008	27,422
Deferred pre-acquisition margin	30,216	41,954
Deferred cost of good sold	(20,646)	(22,600)

Deferred cemetery revenue, net	$167,035	$196,103

Deferred selling and obtaining costs	$30,360	$33,478

11.    STOCK PURCHASE PROGRAM

During 2004, in connection with the conversion of Cornerstone Family Services, Inc. into CFSI LLC, certain members of management acquired Class B units in CFSI LLC, which controls our general partner, StoneMor GP LLC, with an estimated value of $0.4 million. The estimated value of these Class B units was recorded as compensation expense in 2004.

12.    RETIREMENT PLANS

The Company has a 401(k) retirement savings plan for employees who may defer up to 15% of their compensation. The Company does not currently match any of the employee contributions.

Our general partner has adopted the StoneMor Partners L.P. Long-Term Incentive Plan (LTIP) for its employees, consultants and directors, who perform services for us. The long-term incentive plan permits the grant of awards covering an aggregate of 624,000 common units in the form of unit options, unit appreciation rights, restricted units and phantom units. The compensation committee of our general partner’s board of directors administers the plan. The plan will continue in effect until the earliest of (i) the date determined by the board of directors of our general partner; (ii) the date that common units are no longer available for payment of awards under the plan; or (iii) the tenth anniversary of the plan.

Our general partner’s board of directors or compensation committee may, in their discretion, terminate, suspend or discontinue the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Our general partner’s board of directors also has the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be delivered in accordance with awards under the plan, subject to any approvals if required by the exchange upon which the common units are listed at that time. No change in any outstanding grant may be made, however, that would materially impair the rights of the participant without the consent of the participant.

Restricted Units and Phantom Units.    A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the grantee receives a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the fair market value of a common unit. The compensation committee may make grants of restricted units and phantom units under the plan to employees, consultants and directors containing such terms as the compensation committee shall determine under the plan, including the period over which restricted units and phantom units granted will vest. The committee may, in its discretion, base its determination on the grantee’s period of service or upon the achievement of specified financial objectives. In addition, the restricted and phantom units will vest upon a change of control of us or our general partner, subject to additional or contrary provisions in the award agreement.

If a grantee’s employment, consulting arrangement or membership on the board of directors terminates for any reason, the grantee’s restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise or unless otherwise provided in an award agreement. Common units to be delivered with respect to these awards may be common units acquired by our general partner in the open market, common units already owned by our general partner, common units acquired by our general partner directly from us or any other person or any combination of the foregoing. Our general partner will be entitled to reimbursement by us for the cost incurred in acquiring common units. If we issue new common units with respect to these awards, the total number of common units outstanding will increase.

Distributions on restricted units may be subject to the same vesting requirements as the restricted units, in the compensation committee’s discretion. The compensation committee, in its discretion, may also grant tandem distribution-equivalent rights with respect to phantom units. These are rights that entitle the grantee to receive cash equal to the cash distributions made on the common units. We are considering amending the plan to permit grantees to receive units rather than cash.

We intend for the issuance of the common units upon vesting of the restricted units and phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of the common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

As of December 31, 2006, 381,779 restricted phantom units had been granted under the plan, 360,560 of which vest in direct proportion to the conversion of subordinated units into common units in accordance to the provision of the Partnership Agreement. The additional 21,279 units issued to certain members of our board of directors as compensation for serving on the board are fully vested at issuance.

The following table sets forth the LTIP restricted phantom unit activity for the periods indicated:

	Years Ended December 31,
	2004	2005	2006
Outstanding, beginning of period	—	—	—
Granted (1)	—	—	381,779
Matured	—	—	—
Forfeited	—	—	—

Outstanding, end of period	—	—	381,779

Non-cash compensation expense recognized (in thousands)	$—	$—	$1,184

(1)	The weighted average price for phantom unit awards on the date of grant $21.22 for awards granted for the year ended December 31,2006. There were no units awarded for the years ended December 31, 2004 and December 31, 2005.

Unit Options and Unit Appreciation Rights.    The long-term incentive plan permits the grant of options and unit appreciation rights (“UARs”) covering common units. A UAR entitles the grantee to a payment in cash or units, in the discretion of the compensation committee, equal to the appreciation of the unit price between the grant date and the exercise date. The compensation committee may make grants under the plan to employees, consultants and directors containing such terms, as the committee shall determine, including the grant of tandem distribution-equivalent rights. It is our intention not to issue Unit Options and UARs with an exercise price less than the fair market value of the units on the date of the grant. In general, unit options and UARs granted will become exercisable over a period determined by the compensation committee and, in the compensation committee’s discretion, may provide for accelerated vesting upon the achievement of specified performance objectives. In addition, unless otherwise provided in an award agreement, the unit options and UARs will become exercisable upon a change in control of our general partner or us. Unless otherwise provided in an award agreement, unit options and UARs may be exercised only by the participant during his lifetime or by the person to whom the participant’s right will pass by will or the laws of descent and distribution.

If a grantee’s employment, consulting arrangement or membership on the board of directors terminates for any reason, the grantee’s unvested options and UARs will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise or unless otherwise provided in an award agreement. Upon exercise of a unit option or UAR, the general partner will acquire common units in the open market or directly from us or any other person or use common units already owned by our general partner or any combination of the foregoing. The general partner will be entitled to reimbursement by us for the difference between the cost incurred by it in acquiring these common units and the proceeds it receives from a grantee at the time of exercise. Thus, the cost of the unit options and UARs above the proceeds from grantees will be borne by us. If we issue new common units upon exercise of the unit options, the total number of common units outstanding will increase, and our general partner will pay us the proceeds it received from the grantee upon exercise of the unit option.

The plan has been designed to furnish additional compensation to our employees, consultants and directors and to align their economic interests with those of common unitholders. Awards may be granted under the plan in substitution of similar awards held by individuals who become our employees, consultants or directors as a result of an acquisition. These substitute awards may have exercise prices less than the fair market value of a common unit on the date of substitution.

In 2006, the Company began awarding UARs. The compensation expense is the fair value on the date of grant, recognized over the vesting period. The fair value for these awards was estimated using the Black-Scholes-Merton valuation model and follows the provisions of SFAS No. 123R. The Company used historical data and other pertinent information to estimate the expected volatility for the term of the award and the outstanding period of the award for separate groups of employees that had similar historical exercise behavior. The risk free interest rate was based on the U.S. Treasury yield curve in effect at the time of grant. The weighted-average fair value of unit appreciation rights granted during the year ended December 31, 2006 was $2.47. Pursuant to SFAS 123R, the fair value is amortized to expense ratably over the vesting period.

A summary of unit appreciation rights activity for the year ended December 31, 2006 follows:

Year Ended December 31, 2006
	Shares	Weighted- Average Exercise Price Per Share	Weighted- Average Fair Value Price Per Share
Outstanding at beginning of year	—	—	—
Granted	120,000	$24.14	$2.47
Exercised	—	—	—
Forfeited	—	—	—

Outstanding at end of year	120,000	$24.14	$2.47

Exercisable at end of year	—	$—	$—

The following table summarizes information about unit appreciation rights outstanding as of December 31, 2006:

	Unit Appreciation Rights Outstanding				Unit Appreciation Rights Exercisable
Range of Exercise Prices Per Unit	Number Outstanding	Weighted- Average Remaining Contractual Term (in years)	Weighted- Average Exercise Price Per Unit	Aggregate Intrinsic Value	Number Exercisable	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price Per Unit	Aggregate Intrinsic Value
$ 24.14	120,000	3.53	$24.14	$296,400	0	3.53	$24.14	$—

The fair value of each unit appreciation right granted is estimated on the date of grant using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions:

December 31, 2006
Expected dividend yield	7.90%
Risk-free interest rate	4.50%
Expected volatility	24.20%
Expected life (in years)	3.53

As of December 31, 2006, there was approximately $268,000 of unrecognized compensation cost related to nonvested unit appreciation rights. Such cost is expected to be recognized over a weighted-average period of 2.75 years. Total compensation expense (income) for unit appreciation rights was $28,000, for the year ended December 31, 2006.

13.    COMMITMENTS AND CONTINGENCIES

Legal—The Company is party to legal proceedings in the ordinary course of its business but does not expect the outcome of any proceedings, individually or in the aggregate, to have a material adverse effect on the Company’s financial position, results of operations or liquidity.

Leases—At December 31, 2005 and 2006, the Company was committed to operating lease payments for premises, automobiles and office equipment under various operating leases with initial terms ranging from one to five years and options to renew at varying terms. Expenses under operating leases were $0.6 million for the year ended December 31, 2005 and 2006.

At December 31, 2006, operating leases will result in future payments in the following approximate amounts (in thousands):

(in thousands)
2007	$595
2008	572
2009	549
2010	434
2011	389
Thereafter	876

Total	$3,415

Employment Agreements—The Company has employment agreements with four of its’ senior executives which are annually renewable.

Tax Indemnification— CFSI LLC has agreed to indemnify us for all federal, state and local income tax liabilities attributable to the operation of the assets contributed by CFSI LLC to us prior to the closing of the public offering. CFSI LLC has also agreed to indemnify us against additional income tax liabilities, if any, that arise from the consummation of the transactions related to our formation in excess of those believed to result at the time of the closing of our initial public offering. We estimate that $600,000 of state income taxes and no federal income taxes will be due as a result of these formation transactions. CFSI LLC has also agreed to indemnify us against the increase in income tax liabilities of our corporate subsidiaries resulting from any reduction or elimination of our net operating losses to the extent those net operating losses are used to offset any income tax gain or income resulting from the prior operation of the assets of CFSI LLC contributed to us, or from our formation transactions in excess of such gain or income believed to result at the time of the closing of the initial public offering. Until all of its indemnification obligations under the omnibus agreement have been satisfied in full, CFSI LLC is subject to limitations on its ability to dispose of or encumber its interest in our general partner or the common units or subordinated units held by it (except upon a redemption of common units by the partnership upon any exercise of the underwriters’ over-allotment option) and will also be prohibited from incurring any indebtedness or other liability. CFSI LLC is also subject to certain limitations on its ability to transfer its interest in our general partner or the common units or subordinated units held by it if the effect of the proposed transfer would trigger an “ownership change” under the Internal Revenue Code that would limit our ability to use our federal net operating loss carryovers.

14.    RELATED PARTY TRANSACTIONS

Cornerstone Family Services was party to an agreement with its majority shareholder, whereby the majority shareholder provided various services to the Company. The agreement required minimum yearly payments of

$0.5 million plus certain out of pocket expenses. The Company expensed $0.4 for the year ended December 31, 2004 as a result of this agreement. The agreement was terminated on September 20, 2004, the date of the Company’s initial public offering.

15.    SUBSEQUENT EVENTS

On February 14, 2007, the Company paid a distribution to the common and subordinated unitholders of record as of the close of business on February 2, 2007, in the amount of $0.5 per unit totaling approximately $4.6 million.

On February 28, 2007, we terminated one of the management contracts under which we operate one of our locations. The Company consolidates this location in accordance with FIN 46R (see Note 1.). As of this date we are no longer operating under the terms and conditions of the agreement and will discontinue consolidating this entity. In February 2007, we evaluated our investment for recoverability and have recorded a non-cash charge of approximately $1.0 million related to this transaction at December 31, 2006. For the years ended December 31, 2004, 2005 and 2006 we received $190,527, $164,930 and $53,586 in net management fees from this location.

16.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following summarizes certain quarterly results of operations:

	March 31		June 30		September 30		December 31
	(in thousands, except per unit amounts)
	As Previously Reported	As Restated (2)	As Previously Reported	As Restated (2)	As Previously Reported	As Restated (2)	As Previously Reported	As Restated (2)
Fiscal 2005
Revenues	$20,966	$21,135	$25,228	$25,729	$24,821	$25,084	$28,710	$28,712
Gross Profit (1)	$5,184	$5,304	$6,741	$7,062	$6,692	$6,865	$6,693	$6,694
Net Earnings (Loss)	$668	$788	$1,352	$1,673	$656	$829	$1,414	$1,415
General partners’ interest in net income for the period	$13	$16	$26	$33	$14	$15	$29	$30
Limited partners’ interest in net income for the period
Common	$327	$386	$663	$820	$321	$404	$704	$708
Subordinated	$327	$386	$663	$820	$321	$404	$682	$683
Net Income per Common Unit
Basic	$.08	$.09	$.16	$.20	$.07	$.09	$.16	$.16
Diluted	$.08	$.09	$.16	$.20	$.07	$.09	$.16	$.16

	Three Months Ended
	March 31	June 30	September 30		December 31
	(in thousands, except per unit amounts)
	As Reported	As Reported	As Previously Reported	As Restated (3)
Fiscal 2006
Revenues	$26,652	$28,292	$26,785	$26,906	$33,263
Gross Profit (1)	$6,336	$7,195	$6,789	$6,906	$8,536
Net Earnings (Loss)	$941	$1,080	$1,059	$1,176	$(157)
General partners’ interest in net income for the period	$19	$22	$21	$24	$(4)
Limited partners’ interest in net income for the period
Common	$476	$546	$536	$595	$(79)
Subordinated	$446	$512	$502	$557	$(74)
Net Income per Common Unit
Basic	$.11	$.12	$.12	$.13	$(.02)
Diluted	$.11	$.12	$.12	$.13	$(.02)

(1)	The Company defines Gross Profit as cemetery sales less cost of goods sold and selling expenses.
(2)	See Note 2 to the consolidated financial statements.
(3)	Subsequent to the issuance of the Company’s interim condensed consolidated financial statements for the period ended September 30, 2006, the Company discovered a lack of functionality in its automated systems relating to revenue recognition from the installation of the pre-need burial vaults, the company determined that it had not recognized revenue on some of the pre-need burial vaults that had been installed in the ground during the three months ended September 30, 2006. Even though the Audit Committee of the Company’s Board of Directors determined this adjustment not to be material, the Company is restating its interim Consolidated Financial Statements as of September 30, 2006.

17.    ACQUISITIONS

On September 30, 2006 the Company acquired 21 cemeteries and 14 funeral homes from Service Corporation International (NYSE: SCI), joined by certain of its direct and indirect subsidiary entities for $11.8 million in the aggregate. The results of the operations of these acquired cemeteries and funeral homes have been included in the consolidated financial statements since that date. StoneMor paid $5.9 million in cash in the aggregate and 275,046 StoneMor Limited Partner units, representing the additional $5.9 million. The value of the StoneMor Limited Partner units issued was determined based on the closing price of the Company’s units on The NASDAQ Global Market for the second business day immediately preceding September 28, 2006. Including the acquisition transaction costs, the transaction was valued at $15.7 million for accounting purposes.

We acquired two additional cemeteries during the fourth quarter of 2006 with an aggregate purchase price of approximately $1.3 million.

The following table summarizes the estimated fair values (in thousands) of the assets acquired and liabilities assumed as of the acquisition dates. StoneMor is in the process of finalizing the settlement of the final purchase price; thus, the allocation shown below is preliminary and subject to further refinement.

Assets acquired
Long-term accounts receivable, net of allowance	$4,022
Cemetery property	8,473
Property and equipment	4,444
Merchandise trust funds, restricted at fair value	25,772

Total assets acquired	42,711

Liabilities assumed
Deferred margin	13,012
Deferred interest	628
Merchandise liability	12,010

Total liabilities assumed	25,650

Net assets acquired	$17,061

The following unaudited pro forma information presents a summary of results of operations of StoneMor and the acquired cemeteries and funeral homes as if the acquisitions had occurred January 1, 2005.

	Year ended December 31,
	2005	2006
	(unaudited)	(unaudited)
	(in thousands, except per unit)
Revenues	$129,874	$128,010
Net Income	2,418	3,704
Net Income per limited partner unit (basic and diluted) (1)	.28	.41

(1)	StoneMor Partners L.P. became a public entity on September 20, 2004 therefore per unit data is not available for the year ended December 31, 2004.

The unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments such as decreased cost of goods sold related to the step-down in the basis of the cemetery property acquired and increased acquisition on the acquisition debt. They do not purport to be indicative of the results of operations which actually would have resulted had the combination been in effect on January 1, 2006 or of future results of operations of the locations.